Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Form 10-K of Warren Resources, Inc. to be filed on or about March 11, 2015, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K, of our summary reports dated  February 18, 2015, February 21, 2014, and January 22, 2013, to the interest of Warren Resources, Inc. and its subsidiaries, relating to the estimated quantities of proved reserves of oil and gas and present values thereof, included in the annual reports on Form 10-K of Warren Resources, Inc. for the years ended December 31, 2014, December 31, 2013 and December 31, 2012, respectively.  We further consent to the inclusion of our summary report dated February 18, 2015, as an Exhibit to the Warren Resources, Inc.’s annual reports on Form 10-K for the year ended December 31, 2014. We also consent to the incorporation by reference of said reports in the Registration Statements of Warren Resources, Inc. on Form S-3 (File No. 333-186625 and No. 333-198815) and Form S-8 (File No. 333-169447 and File No. 333-125277).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President & Chief Operating Officer

Houston, Texas

March 11, 2015